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                                                                    EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:


UTEK CORPORATION                 TORVEC, INC.              DARTMOUTH COLLEGE
Pam Lagano                       Jim Gleasman              Catharine M. Lamm
Lagano & Associates, Inc.        716-248-8549              603-646-3943
727-726-7910                     www.torvec.com


    UTEK CORPORATION ANNOUNCES ACQUISITION OF EXCLUSIVE LICENSE TO DARTMOUTH
         DE-ICING TECHNOLOGY AND SALE OF ISDI SUBSIDIARY TO TORVEC, INC.

Plant City, Fla. -- November 29, 2000 -- UTEK Corporation, Inc. (Nasdaq Small
Cap: UTOB) and Dartmouth College announced jointly today that the Trustees of Dartmouth College granted a worldwide exclusive license to Ice Surface Development, Inc. (ISDI), a wholly owned subsidiary of UTEK Corporation, for the land-based, powered and non-powered vehicle applications, of a novel ice adhesion modification system. This technology was developed by Professor Victor
F. Petrenko at Dartmouth's Thayer School of Engineering.

UTEK also announced that Torvec, Inc. (OTC BB: TOVC) has acquired all of the shares of ISDI in a stock for stock exchange. Torvec acquired ISDI from UTEK to integrate the Dartmouth de-icing technology into their "Fast Tracked Vehicle." Torvec also intends to seek sub-licensees to this technology for other land-based vehicle applications.

The Dartmouth patented technology (US Patent #6,027,075) allows for the rapid non-thermal de-icing of vehicle surfaces using a novel electrochemical decomposition (electrolysis) technology invented by Dr. Victor Petrenko of the Thayer School of Engineering at Dartmouth College. The technology may provide important de-icing advantages for automobiles and other land-based vehicles operating in cold environments. In June 2000, the technology was licensed by Dartmouth to The BF Goodrich Company for all aircraft and marine applications.

UTEK is a U2B(SM) business development company that acquires, finances and funds the further development of university-based intellectual capital for technology firms.

Torvec, Inc., based in Rochester, New York, is a developer of highly advanced automotive technologies including the FTV tracked vehicle and the patent protected Infinitely Variable Transmission, constant velocity joint with spherical gearing, and lightweight hydraulic pump and motor assembly.

Dartmouth College, located in Hanover, New Hampshire, is a member of the Ivy League and has been in the forefront of American higher education since 1769. Founded in 1867, Dartmouth's Thayer School of Engineering is one of the nation's oldest professional schools of engineering. The School comprises both the Undergraduate Department of Engineering Sciences at Dartmouth and a graduate professional school in engineering

The foregoing news release contains forward-looking statements. For this purpose any statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "estimate," or "continue" or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors: these factors when referencing UTEK are enumerated in UTEK's filings with the Securities and Exchange Commission.

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